Exhibit 99.3

Exhibit A

The Bank of New York Mellon Corporation

Policy Regarding Shareholder Approval

Of Future Senior Officer Severance Arrangements

Effective July 12, 2010

It is the Policy of The Bank of New York Mellon Corporation (“BNY Mellon”) that BNY Mellon shall not, subject to the terms and conditions set forth below, enter into or adopt a Future Severance Arrangement with a Senior Officer that provides for Additional Severance Benefits in an amount exceeding 2.99 times the sum of the Senior Officer’s annual base salary and target bonus for the year of termination or, if greater, for the year before termination (the “Severance Benefits Limitation”), unless such Future Severance Agreement is approved by the affirmative vote of a majority of the votes cast at an annual or special meeting of the shareholders of BNY Mellon at which a quorum is present. For this purpose, the amount of salary and target bonus shall be determined without regard to whether any such amount is currently payable or is deferred, and without regard to the form of payment (e.g., in cash, equity or other property). For purposes of determining the Severance Benefit Limitation above, in the event no target bonus has been established for a Senior Officer for either the year of termination or the year before termination, target bonus shall be determined based on the average annual bonus paid to a Senior Officer for the three most recent years before the year of termination.

For purposes of this Policy the following terms shall have the following meanings:

“Additional Severance Benefits” means (i) severance amounts that would be payable in cash to a Senior Officer, including payments in lieu of medical benefits and amounts paid for any tax gross-ups such as reimbursement of excise taxes in connection with the Internal Revenue Code Sections 280G and 4999, due to termination of employment, and (ii) special benefits or perquisites provided to a Senior Officer at the time of such Senior Officer’s termination of employment, including the estimated value of future consulting fees and the present value of additional age and service credited for benefit accrual under any pension or retirement plan. The term “Additional Severance Benefits” includes both lump-sum payments and the estimated present value of any periodic payments made or special benefits or perquisites provided following the date of termination of such Senior Officer’s employment.

Notwithstanding the foregoing, the term “Additional Severance Benefits” shall not include (a) the value of any accelerated vesting or delivery of any equity-based award or non-qualified deferred compensation amounts outstanding as of the date of termination, (b) compensation and benefits (including pension and retirement benefits) earned, accrued or otherwise provided for services rendered through the date of termination (other than any such compensation or benefits awarded at the time of and in connection with the Senior Officer’s termination of employment), including any pro-rated annual incentive for the year of termination, (c) the value of any medical benefits provided upon or following termination of employment, (d) amounts paid for post-termination covenants (such as covenants not to compete or not to solicit employees or customers); (e) any payment that the Board of Directors of BNY Mellon (the “Board”) or a committee thereof determines in good faith to be a reasonable payment in settlement of any claim made or threatened against BNY Mellon; and (f) any payments (including reimbursement of expenses and legal fees) pursuant to any charter provision, contract, policy or other arrangement providing for indemnification.

“Future Severance Arrangement” means a compensatory plan, contract or arrangement between BNY Mellon (or one of its subsidiaries) and a Senior Officer or applicable to a Senior Officer or a severance plan, contract or arrangement between BNY Mellon (or one of its subsidiaries) and a Senior Officer or applicable to a Senior Officer related to the termination of employment with BNY Mellon (or one of its subsidiaries), in either case, entered into or made effective after the effective date of this Policy. “Future Severance Arrangement” includes any modification, renewal or extension of any such plan, contract or arrangement that is in effect as of the effective date of this Policy which materially increases Benefits. “Future Severance Arrangement” does not include any compensatory plan, contract or arrangement or any severance plan, contract or arrangement as to which BNY Mellon (or one of its subsidiaries) becomes a party or becomes obligated (including by operation of law) after the effective date of this Policy pursuant to or in connection with an acquisition or merger; provided, that any modification, renewal or extension of any such plan, contract or arrangement after the date of such acquisition or merger which materially increases Benefits shall be a “Future Severance Arrangement”.

“Senior Officer” means a person who is an executive officer of BNY Mellon from time to time, including a person who becomes an executive officer at the time of execution or effectiveness of a Future Severance Agreement.

The Board delegates to the Human Resources and Compensation Committee of the Board full authority to make determinations regarding the interpretation of the provisions of this Policy, in its sole discretion, including, without limitation, the determination of the value of any noncash items, as well as the present value of any cash or non-cash benefits payable over a period of time.

In the event that a Future Severance Arrangement does not require shareholder approval under this Policy at the time it is entered into or becomes effective, but the Benefits payable to a Senior Officer under such Future Severance Arrangement (as determined at the time of termination of employment) would exceed the Severance Benefits Limitation, BNY Mellon shall seek shareholder approval of the payment of that portion of the Benefits in excess of the Severance Benefits Limitation at the next annual or special meeting of shareholders and shall not pay such excess amount unless approved by shareholders. BNY Mellon shall have no obligation to call a special meeting of shareholders to vote on such matter.

The Board shall have the right to amend, waive or cancel this Policy at any time in its sole discretion. Any such action shall be promptly disclosed by BNY Mellon.

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